Exhibit 99.1

Advanced Cell Technology Mourns the Passing of its Chairman and CEO

William M. Caldwell IV

MARLBOROUGH, MA –December 2, 2010.  It is with profound sorrow that Advanced Cell Technology, Inc. (“ACT”; OTCBB:ACTC),  announces today the passing of its Chairman and Chief Executive Officer, William M. Caldwell IV.  Mr. Caldwell had been CEO of the company since 2005, and Chairman of the Board of Directors since 2006.  Mr. Caldwell passed away unexpectedly on the evening of December 13, 2010. He will be greatly missed.

Gary Rabin, a member of ACT's Board of Directors since 2007 and a Managing Partner of GR Advisors, LLC, has been named as Interim Chairman and CEO until a permanent replacement is named. Mr. Rabin has had a twenty-year career in finance that primarily encompasses investment management and capital raising, targeting small-cap and emerging growth companies in a variety of industries, including life sciences.  “On behalf of the Board of Directors and the employees of ACT, I would like to extend heartfelt condolences to Bill’s wife Nancy, their children and the rest of his family and loved ones,” stated Mr. Rabin.

The legacy of Bill Caldwell can be measured in many ways.  “To understand Bill you really need to look at him in three ways,” said Dr. Robert Lanza, M.D., Chief Scientific Officer at ACT. “There was the businessman, the leader and the person.  As a person, he was very humble and unassuming.  As a leader, he created a culture where hard work and collaboration just came naturally.  There is an incredible vibrancy to our company that Bill created.  And as businessman, he was masterful.  It is because he made it his mission in life that we are about to begin treating macular degeneration patients in the coming months, and have an exciting pipeline of new therapies of in the works.  My greatest regret is that someday there will be people who will benefit from stem cell therapies, but who will never know the sacrifices that Bill and his wife Nancy made for their well-being”.

“All of us at ACT owe Bill a tremendous debt of gratitude for his tireless efforts for the company, its shareholders and especially for those suffering from diseases such as macular degeneration,” continued Mr. Rabin.  “It would be difficult to overstate his accomplishments as Chairman and CEO.  Bill worked tirelessly and ceaselessly on the company’s behalf, steering it through a challenging political environment and then through an extremely challenging funding environment.  Bill made great sacrifices to help ACT not only survive, but thrive, and was critical in bringing the company to where it is today, having achieved a number of its major milestones and on the verge of announcing several more achievements.  I speak for every member of this company when I say that we are all firmly committed to continuing Bill's  legacy.  Because of Bill, I truly believe that ACT’s best days are ahead.”

The Board of Directors has formed a search committee to focus on identifying a permanent replacement for Mr. Caldwell, and is in discussions with executive search firms with particular expertise in the life sciences sector to assist in bringing in the highest caliber candidates to fill the many roles that Mr. Caldwell filled.

The company does not expect that the timing of its announced human trials and other filings and therapies will be impacted by Mr. Caldwell’s passing, and the scientific team remains intact and fully committed to ACT’s objectives and mission statements.

Funeral arrangements will be announced by Mr. Caldwell’s family.

About Advanced Cell Technology, Inc.
Advanced Cell Technology, Inc. is a biotechnology company applying cellular technology in the field of regenerative medicine. For more information, visit http://www.advancedcell.com.

Forward-Looking Statements
Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-K for the year ended December 31, 2009.  Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.
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